EXHIBIT 99

CONTACT:    Ralph J. Vaclavik
            President Casinos, Inc.
            St. Louis, Missouri  63102
            314-622-3018

                                                         FOR IMMEDIATE RELEASE


                           PRESIDENT CASINOS, INC.
                        ANNOUNCES DEBT RESTRUCTURING


ST. LOUIS, MISSOURI, December 1, 2000 -- President Casinos, Inc. (OTC:PREZ) announced today that it had entered into an agreement with a majority of the holders of its 13% Senior Notes due September 15, 2001, of which $75 million are outstanding, and all of the holders of its 12% Notes due December 15, 2001, of which $25 million are outstanding.

The agreement provides for a restructuring of President's debt obligations under the notes and the application of certain of the proceeds received by the Company from the recently completed sale of the Company's Davenport, Iowa operations. Pursuant to President's agreement with the noteholders, the Company utilized approximately $2 million of the net proceeds from the sale to pay the remaining balance of indebtedness on the President's Biloxi casino vessel. In addition, approximately $43 million of the proceeds from the sale of the Davenport, Iowa operations has been deposited with a securities intermediary. Of this amount, $12.75 million will be used to pay missed interest payments due March 15, 2000 and September 15, 2000 on the 12% and 13% Notes; $25 million will be used to partially redeem the 12% and 13% Notes as soon as practicable; and approximately $5.3 million will be used to pay interest due March 14, 2001 on the 12% and 13% Notes.

As part of the restructuring, the maturity of the 12% Notes and the 13% Notes would be extended from September 15, 2001 to September 15, 2003, if the Company meets certain interest coverage ratios for the first half of calendar 2001. In lieu of the $25 million partial redemption of the 13% Notes scheduled for September 15, 2000, the restructured 13% Notes would provide for a sinking fund payment of $15 million due July 31, 2001, a date which would be subject to extension based upon completion of the contemplated relocation of the President's St. Louis casino operations on the "Admiral" and certain slot machine improvements. The sinking fund payment is also subject to extension or termination based upon satisfaction of certain performance based tests by the President's St. Louis operations for the calendar quarter ending in June 2001, and each quarter thereafter on a rolling basis. In addition to the forgoing, as part of the restructuring certain additional assets of President would be pledged to secure the 13% Notes and President would issue to the holders of the 12% Notes and the 13% Notes warrants to purchase up to 10% of the fully diluted common stock of President at an exercise price of $2.625 per share.

To consummate the restructuring, President will solicit consent of the noteholders to waive certain defaults and to amend the Indentures governing the 12% Notes and the 13% Notes. President has until May 30, 2001 to cause the restructuring to close and become effective unless such date is extended. In the event the reorganization is not completed by means of consent solicitation, the Company anticipates seeking a final order of a court confirming the restructuring as part of a plan of reorganization.

Mr. John S. Aylsworth, President and Chief Operating Officer of President, said, "This agreement marks a major step in the extensive efforts by the Company to reorganize its financial situation and is anticipated to extend the maturity of the Company's obligations under the two Indentures until September 15, 2003. We believe this period of time will be sufficient to enable us to realize the full value inherent in our assets. Negotiations to restructure our other indebtedness are continuing."

This release is not and shall not be deemed to be a solicitation for consents to waivers and amendments to the Indentures. Acceptance of the restructuring will not be solicited from any holder of the notes until it has received the disclosures required under applicable law

President Casinos, Inc. owns and operates gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.

                                   #  #  #